Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-192557, 333-192556 and 333-192554) of Stonegate Mortgage Corporation of our report dated March 15, 2013, with respect to the financial statements of Crossline Capital, Inc., consisting of the balance sheet as of December 31, 2012, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements, included in the Current Report on Form 8-K/A filed by Stonegate Mortgage Corporation on March 5, 2014.

Stayner, Bates, & Jensen, P.C.

Salt Lake City, Utah

March 5, 2014